EXHIBIT 99

                                                                    News Release
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FOR IMMEDIATE RELEASE

                      IL INTERNATIONAL ANNOUNCES ASSET SALE

                          Stratford, CT - March 6, 1998

      IL International Inc. (OTC Bulletin Board Symbol ILIL) announced today that it has entered into an agreement to sell substantially all of its assets to Nemo S.r.l. Nemo, with facilities located near Milan, Italy, designs and markets its own line of contemporary design lighting fixtures.

      The sale has been approved by the Board of Directors of IL International and holders of a majority of its common stock. It is currently anticipated that the sale proceeds, net of debt repayment, taxes and liquidation and other expenses, will be approximately $0.04 per share of common stock, a substantial premium over recent price levels. The proceeds will be distributed to the stockholders in two installments via liquidating dividends. The Company expects to pay the first installment by the end of June 1998. Since a majority of the sale proceeds is denominated in Italian lire, the net realized value available to stockholders will not be known until all funds have been converted into U.S. dollars.

      Details will be provided to stockholders in an information statement which will be mailed after filing with the Securities and Exchange Commission. The transaction is subject to clearance by the SEC and completion of certain other formalities.

      Keith Frey, IL International Vice President of Finance and President of IL USA, Inc. a subsidiary of IL International, said "Nemo plans to maintain the names Italiana Luce and IL USA. In the United States there will be no change in the personnel or the business except that besides continuing to distribute the Italiana Luce, Foscarini and Tre Ci Luce lines, IL USA will now also distribute the Nemo line. I am excited to be joining Nemo, a small but rapidly growing company with ambitious plans. The substantial resources available to Nemo should enable us to prosper in the contemporary lighting market."


Contact:  Keith G. Frey  (203) 378-4000


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